UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 3, 2006

CADENCE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	0-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI	49684
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Cadence Resources Corporation (the “Company”) has made a decision to provide certain accredited investors who hold certain of the Company’s outstanding options and warrants with an incentive to exercise their options and warrants. The incentive consisted of a reduction in the exercise price based upon the difference between the intrinsic value of the option or warrant and the implied value determined using the Black Sholes model. The Company’s intent was to encourage the current exercise of the option or warrant rather than an exercise just prior to its expiration. The reduction in exercise price was not offered with respect to any option issued pursuant to a qualified plan as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. As a condition to exercise based on the reduced price, each holder was required to execute a six month Lock-up Agreement with respect to the shares issued in the exercise transaction.

As a result of the options and warrants exercised pursuant to this reduced exercise price arrangement with certain investors, and other exercises of outstanding options, as of February 3, 2006 an additional 13,959,922 shares have been purchased. When added to the 59,338,761 shares outstanding at December 31, 2005, the Company now has outstanding 73,298,683 shares. The Company anticipates that on or about February 6, 2006, after filing of this Form 8-K, warrants to purchase an additional 8,000,000 shares will be exercised under the reduced price arrangement.

Of the 13,959,922 new shares issued, 10,834,817 shares were issued for cash, with aggregate proceeds of $9,863,648.43, and 3,125,105 shares were issued pursuant to cashless exercises of the applicable warrants or options. An additional $10,800,000 will be received upon exercise of the 8,000,000 share warrant.

Of the 13,959,922 shares issued, 5,756,149 shares were registered for issuance by the Company in the S-4 Registration Statement declared effective by the SEC on September 22, 2005, and the remaining 8,203,773 shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

After all anticipated transactions are completed, the Company will have issued 21,959,922 shares pursuant to option and warrant exercises, will have 81,298,683 shares outstanding, and will have received cash proceeds in the amount of $20,663,648.43.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1939, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 3, 2006.

CADENCE RESOURCES CORPORATION

Date: February 3, 2006	By:	/s/ William W. Deneau
By: William W. Deneau Its: President